CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV relating to the financial statements and financial highlights of Fulcrum Diversified Absolute Return Fund, a series of shares of beneficial interest in the Northern Lights Fund Trust IV, formerly a series in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2023